Exhibit 10.2

AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE AGREEMENT, dated as of February 5 2026 (this “Agreement”), is made by and between Church & Dwight Co., Inc, a Delaware corporation (the “Company”), and Richard A. Dierker (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key executive management personnel; and

WHEREAS, the Board (as defined in Section 1.3 below) recognizes that the possibility of a Change in Control (as defined in Section 1.5 below) of the Company exists from time to time and that such possibility, and the uncertainty, instability and questions that it may raise for and among key executive management personnel, may result in the premature departure or significant distraction of such management personnel to the material detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that protection of the Executive’s earned benefits, compensation and severance payments are the most efficient means to eliminate any such conflict in regards to the Executive; and

WHEREAS, the Company and the Executive have previously entered into a Change in Control and Severance Agreement and wish to amend and restate that agreement in its entirety; and

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive intending to be legally bound, hereby agree as follows:

1.
Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
1.1.
“Affiliate” shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company, which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; or (iii) any other entity, approved by the Board as an Affiliate, in which the Company or any of its Affiliates has a material equity interest.
1.2.
“Annual Base Salary” shall mean the Executive’s rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any other plan or arrangement deferring any base salary, and shall not include (without limitation) cost of living allowances, fees, retainers, reimbursements, bonuses, incentive awards, prizes or similar payments.
1.3.
“Board” shall mean the Board of Directors of the Company.
1.4.
“Cause” shall mean Executive’s dishonesty, fraud, willful misconduct or refusal to follow or comply with the lawful direction of the Company (for any reason other than illness or incapacity and provided such refusal is not based on Executive’s good faith compliance with applicable legal or ethical standards), as determined by the Board in its sole discretion.
1.5.
“Change in Control” shall be deemed to have occurred if:
1.5.1.
any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company;
1.5.2.
the stockholders of the Company shall consummate any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its

Subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; or
1.5.3.
within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision.
1.6.
“Code” shall mean Internal Revenue Code of 1986, as amended.
1.7.
“Common Stock” shall mean the common stock of the Company, par value $1.00.
1.8.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.9.
“Good Reason” shall mean and shall be deemed to exist if, without the prior express written consent of the Executive, (i) the Executive suffers a material demotion in his title or position as it existed on the date of this Agreement; (ii) the Executive suffers a material reduction in his duties, responsibilities or effective authority associated with his titles and positions; (iii) the Executive’s target annual cash compensation (Annual Base Salary plus target bonus percentage) or aggregate benefits are materially decreased by the Company; (iv) the Company fails to obtain assumption of this Agreement by an acquiror; or (v) the Executive’s primary office location is moved to a location more than fifty (50) miles from its location as of the date hereof. In order for the Executive to terminate employment for Good Reason, the Executive must provide written notice to the Company (or any successor thereto) in accordance with Section 7.3 below. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
1.10.
“Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same character and proportions as their ownership of stock of the Company.
1.11.
“Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.
Severance Payments.
2.1.
Change in Control Severance. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the two-year period following a Change in Control (a “CIC Termination”), the Executive shall be entitled to the payments and benefits set forth in this Section 2.1 and in Section 2.3. In addition, a CIC Termination shall result if the Executive’s employment is terminated prior to the occurrence of a Change in Control (and such Change in Control actually occurs), and (a) the Executive reasonably demonstrates that the Executive’s employment was terminated without Cause (1) prior to such Change in Control at the request of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control (or who has taken other steps reasonably calculated to effect a Change in Control) or (2) otherwise in connection with or in anticipation of a Change in Control, or (b) the Executive terminates his employment for Good Reason prior to a Change in Control and the Executive reasonably demonstrates that the circumstance(s) or event(s) which constitute such Good Reason occurred (1) at the request of such Person or (2) otherwise in connection with or in anticipation of a Change in Control.

2.1.1.
A payment equal to three (3) times the sum of (a) the Executive’s Annual Base Salary and (b) the Executive’s target bonus amount for the year in which any such termination occurs. The payment shall be made in a single lump sum on the first business day following the expiration of the six-month period following the Executive’s CIC Termination.
2.1.2.
A lump sum payment equal to the Executive’s target bonus payment under the Company’s management incentive plan times a fraction, the numerator of which is the number of days that have elapsed in the year of the Executive’s CIC Termination as of the date of termination and the denominator of which is 365. Such payment shall be made on the first business day following the expiration of the six-month period following the Executive’s CIC Termination.
2.1.3.
Notwithstanding Section 2.1.1 above, the severance payment described in Section 2.1.1 shall be paid in a lump sum payment only if (i) the Change in Control constitutes a “change in control event” under Section 409A of the Code (a “409A Change in Control”) and (ii) the Executive’s CIC Termination occurs on or after such 409A Change in Control occurs. If the Change in Control does not constitute a 409A Change in Control, or if the Executive’s CIC Termination occurs prior to the date of the Change in Control, then the severance payment described in Section 2.1.1 shall be paid in the manner described in Section 2.2.1, as if his termination were a Non-CIC Termination (but in the amount set forth in Section 2.1.1).
2.2.
Non-Change in Control Severance. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason at any time other than those prescribed in Section 2.1 (a “Non-CIC Termination”), the Executive shall be entitled to the payments and benefits set forth in this Section 2.2 and in Section 2.3.
2.2.1.
An amount equal to two (2) times the Executive’s Annual Base Salary. Fifty percent (50%) of this amount shall be paid on the first business day following the expiration of the six-month period following the Executive’s Non-CIC Termination, and the remaining fifty percent (50%) shall be paid in six (6) substantially equal monthly installments thereafter.
2.2.2.
A lump sum payment equal to the bonus amount that would have been payable to the Executive for the year in which any such Non-CIC Termination occurs, based on actual performance, if he had remained employed through the end of the year, as determined under the terms of the Company’s management incentive plan, times a fraction, the numerator of which is the number of days that have elapsed in the year of the Executive’s Non-CIC Termination as of the date of termination and the denominator of which is 365. Such payment shall be made on the later of (i) the regularly scheduled payment date for bonus payments under the Company’s management incentive plan for the year in which the Non-CIC Termination occurs (for the avoidance of doubt, such payment date shall be deemed to be January 31 of the year following the year of termination for purposes of Section 409A of the Code) or (ii) the first business day following the expiration of the six-month period following the Executive’s Non-CIC Termination.
2.3.
Additional Severance. In addition to the payments provided for in Section 2.1 and 2.2, upon a CIC Termination or Non-CIC Termination, the following additional provisions shall apply:
2.3.1.
Group Medical Coverage. Following the Executive’s CIC Termination or Non-CIC Termination, as applicable, the Executive may elect to continue, under the terms prevailing from time to time, group medical and dental coverage for himself and his covered dependents (the “Welfare Benefits”) in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Executive elects such coverage, Executive’s share of any group medical and dental premiums for the thirty-six (36) month period after the Executive’s CIC Termination (or, if applicable, the twenty-four (24) month period after the Executive’s Non-CIC Termination) (as applicable, the “Welfare Benefit Continuation Period”) will be at the then-prevailing active employee rate, and the Company shall waive its right to collect the difference between the Executive’s COBRA premium and the then-prevailing active employee rate during such period. The Executive’s failure to pay his required share of the COBRA premium will result in loss of the coverage. The Executive agrees and understands that his rights under Code Section 4980B, which sets forth certain COBRA continuation coverage requirements, will run concurrently with the period of coverage under this Section 2.3.1. Welfare Benefits otherwise receivable by the Executive pursuant to this Section 2.3.1 shall be reduced to the extent the Executive obtains comparable coverage under another employer’s plan during the Welfare Benefit Continuation Period. The Executive agrees to immediately report such other coverages to the Company. Notwithstanding anything herein to the contrary, if the Executive ceases to be eligible for COBRA continuation coverage during the Welfare Benefit Continuation Period (other than due to a failure to pay premiums) or if the Executive’s receipt of the Welfare Benefits would result in the imposition of an excise tax on the Company pursuant to Section 4980D of the Code or the violation of any applicable law, then, in lieu of providing such Welfare Benefits under the Company’s Welfare Benefit plans to the Executive, the Company shall instead pay to the Executive during the Welfare Benefit Continuation Period a monthly payment equal to the amount the Company would have paid had the Executive continued participation in the Company’s Welfare Benefit plans.
2.3.2.
Group Life Insurance Coverage. The Company shall pay to the Executive a monthly cash payment during the Welfare Benefit Continuation Period equal to the monthly premium amount (as determined herein) applicable for the Executive to continue to receive the same basic level of life insurance coverage in effect for Executive under the Company’s group life insurance plans at the time of Executive’s employment termination. The amount of such monthly premium shall be communicated by the applicable insurance carrier to the Company within thirty (30) days following the Executive’s employment termination, provided that if no such amount is communicated, the amount of such monthly premium shall be equal to the applicable monthly premium amount in effect for such coverage under the Company’s group life insurance plans at the time of Executive’s employment termination. The Executive will be entitled to the life insurance conversion rights required by applicable law at the end of such period.
2.3.3.
Outplacement. The Executive shall be entitled to the outplacement assistance set forth in the Company’s executive-level corporate outplacement program.
2.3.4.
Vacation. The Executive will receive payment for any granted and unused vacation upon termination in accordance with the Company’s policy and applicable law.
2.3.5.
Other Benefits. Any supplemental, spouse or child life insurance, accidental death and dismemberment and disability insurance will terminate on the Executive’s date of termination in accordance with the terms of the applicable welfare benefit plan. Qualified retirement plan and savings plan benefits will be subject to the terms of the applicable plan.
2.3.6.
Equity Compensation; Nonqualified Deferred Compensation. All awards of equity compensation and any non-qualified deferred compensation earned by the Executive shall be subject to the provisions of the applicable equity compensation plan, equity award agreement and/or the applicable non-qualified deferred compensation plan.
2.3.7.
Obligation to Pay. Notwithstanding anything herein to the contrary, the Company’s obligations to make the payments provided for in Sections 2.1, 2.2, 2.3.1, 2.3.2 and 2.3.3 shall be conditioned upon: (i) the Executive’s continued compliance with Executive’s obligations under Section 5 hereof, and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with the Executive’s employment and termination of employment with the Company substantially in the form attached hereto as Exhibit A (the “Release”) that becomes effective not later than 55 days after the date of such termination of employment. Subject to the foregoing, the payments provided for in Sections 2.3.1, 2.3.2 and 2.3.3 will commence to be paid to the Executive on the 60th day following the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto.
2.4.
Directorships. Upon termination of the Executive’s employment with the Company, the Executive will immediately resign as of the date of such termination from any and all directorships the Executive then holds in the Company and its subsidiaries and affiliates, unless otherwise requested by the Board.
3.
Excise Tax.
3.1.
Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment,

distribution or benefit and the acceleration of vesting of any equity-based or other compensation) to the Executive or for his benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amounts payable to the Executive under this Agreement shall be reduced (by the minimum possible amount) until no amount payable to the Executive is subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required under this Section 3, then an additional payment shall be made to the Executive in an amount equal to the excess reduction within sixty (60) days of the date on which the amount of the excess reduction is determined, but not later than December 31 of the year in which the excess reduction is determined.
3.2.
All determinations required to be made under this Section 3, including whether a payment would result in an Excise Tax, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Except as set forth in the last sentence of Section 3.1 hereof, all determinations made by the Accounting Firm under this Section 3 shall be final and binding upon the Company and the Executive.
4.
Section 409A.
4.1.
This Agreement is intended to comply with the requirements of Section 409A of the Code and shall in all respects be administered and interpreted in accordance with Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions on the Executive under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exception. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and each payment under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.
4.2.
Notwithstanding the foregoing, if required by Section 409A of the Code, if any amounts payable upon separation from service are considered “deferred compensation” under Section 409A of the Code, payment of such amounts will be postponed as required by Section 409A of the Code, and the postponed amounts will be paid six (6) months following the effective date of termination from employment. If the Executive dies during the postponement period, any amounts postponed on account of Section 409A of the Code, with accrued interest as described below, shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.
4.3.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.
Restrictive Covenants.
5.1.
Non-Competition. During the Executive’s employment and if the Executive’s employment with the Company terminates for a period of three (3) years following a CIC Termination and for a period of two (2) years following a Voluntary Termination (as defined below), the Executive shall not, directly or indirectly, within or with respect to the United States of America engage, in any business or activity or render any services or provide any advice to any Competing Entity (as defined below), without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), whether as an employee, consultant, partner, principal, agent, representative, stockholder, director or in any other capacity, if on the effective date of termination of the Executive’s employment with the Company, such Competing Entity develops, manufactures, sells or distributes any product or products that (a) compete with any product or products sold by the Company or any Affiliate thereof (or to the Executive’s knowledge are planned for sale or distribution by the Company or its Affiliates within six (6) months following the effective date of Executive’s termination of employment with the Company) for which the Executive had primary responsibility for any aspect of such product(s) or where the Executive would perform substantially similar employment functions to those performed at the Company, and (b) represent, individually or in the aggregate, twenty percent (20%) or more of such Competing Entity’s annual gross revenues; provided, however, that the Executive’s ownership of not more than two percent (2%) of the stock of any publicly-traded corporation shall not be a violation of this Section 5.1. As used herein, “Competing Entity” means any business, person or entity, and any Affiliates thereof, which develops, manufactures, sells and/or distributes products that are competitive with any products developed, manufactured, sold and/or distributed by the Company and any of its Affiliates, and “Voluntary Termination” means the Executive’s termination of his employment with the Company for any reason other than for Good Reason, death or disability (as defined under the Company’s Long Term Disability or other applicable plan, program or policy). The Executive acknowledges and agrees that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. The Executive understands and agrees that the rights and obligations set forth in this Section 5.1 shall survive the termination of this Agreement.
5.2.
Non-Solicitation. If the Executive’s employment with the Company terminates due to a CIC Termination, a Non-CIC Termination, or a Voluntary Termination, for a period of three (3) years following a CIC Termination and two (2) years following a Non-CIC Termination or a Voluntary Termination, the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, (A) solicit or service the business of any of the Company’s clients, any of the Company’s former clients which were clients within twelve (12) months prior to the termination of his employment or any of the prospective clients which were being actively solicited by the Company at the time of the termination of his employment or (B) attempt to cause or induce any employee of the Company to leave the Company.
5.3.
Non-Disparagement. The Executive agrees to refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Company or any of its officers, directors, employees, agents, representatives, affiliates, products or services.
5.4.
Company Property; Confidentiality. Upon the Executive’s termination of employment for any reason, the Executive shall return to the Company all documents, manuals, computers, computer programs, diskettes, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, relating in any way to the Company’s business and prepared by the Executive or obtained by the Executive from the Company, its Affiliates, customers or its suppliers during the course of the Executive’s employment with the Company. The Executive agrees to comply with the Company’s confidentiality and non-disclosure policies and agreements with the Company.
5.5.
Acknowledgements. The Executive acknowledges and agrees that the restrictions set forth in this Section 5: (a) are critical and necessary to protect the Company’s legitimate business interests (including, without limitation, the protection of its confidential or proprietary information, its goodwill, and its relationship with its customers, clients, employees, and consultants); (b) are reasonably drawn to this end with respect to duration, scope and otherwise; (c) are not unduly burdensome or injurious to the public interest; and (d) are supported by adequate consideration.

5.6.
Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of Section 5.1, 5.2, 5.3 or 5.4. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such Sections, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that the Executive shall not, in any equity proceeding relating to the enforcement of the terms of such Sections, raise the defense that the Company has an adequate remedy at law. The Executive acknowledges and agrees that the restricted periods set forth above in Sections 5.1 and 5.2 shall be tolled during any period in which the Executive is in violation of such Section(s) so that the Company is provided with the full benefit of the restricted period.
5.7.
Special Severability. The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 5 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
6.
Entire Agreement; Complete Obligation. Except as otherwise specified in the last sentence of this Section 6, this Agreement contains the entire understanding of the parties with respect to the subject matter herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Following the Executive’s CIC Termination or Non-CIC Termination, the Executive shall only be entitled to the payments and benefits provided in this Agreement and he shall not be entitled to any other payments or benefits except those required by applicable law or the terms of any employee benefit plan. With respect to a CIC Termination, Non-CIC Termination or Voluntary Termination (but only with respect to Section 5 in the case of a Voluntary Termination), this Agreement supersedes and replaces only the corresponding severance, non-competition and/or termination provisions contained in any employment contract or other agreement that the Executive has entered into with the Company prior to the date hereof and all remaining provisions of any such agreement shall remain in full force and effect.
7.
Notice of Termination.
7.1.
Any purported CIC Termination or Non-CIC Termination shall be communicated by written “Notice of Termination” from one party hereto to the other party hereto in accordance with Section 9.4 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment with the Company under the provision so indicated. For purposes of this Agreement, any purported termination not effected in accordance with this Section 7 shall not be considered effective.
7.2.
A Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of a simple majority of the entire membership of the Board at a meeting of the Board, which was called and held for the purpose of considering such termination (which meeting may be a regular meeting of the Board where prior notice of consideration of such termination is given to members of the Board) finding that, in the good faith opinion of the Board, that the Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in detail.
7.3.
A Notice of Termination by the Executive for “Good Reason” is required to set forth the provision of this Agreement that the Executive believes constitutes “Good Reason” and specify the particulars thereof in detail within ninety (90) days of the initial occurrence of such event. The Company (or any successor thereto) shall have thirty (30) days after the receipt of a Notice of Termination to remedy the circumstances that allegedly give rise to “Good Reason.” If the Company (or any successor thereto) remedies the circumstances that have given rise to “Good Reason,” within the thirty (30) day cure period, the Executive’s Notice of Termination shall not be effective and shall be null and void from its inception. However, if the Company (or any successor thereto) does not remedy such event within such thirty (30) day cure period, the Executive’s employment must terminate within sixty (60) days after the end of the thirty (30) day cure period in order for the termination to be on account of “Good Reason.”
8.
Successors; Binding Agreement.
8.1.
Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.
8.2.
Binding Agreement. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary (or beneficiaries) designated by the Executive from time to time in accordance with the procedures for notice set out in Section 9.4; provided, however, that if there shall be no effective designation of beneficiary by the Executive, such amounts shall be paid to the executors, personal representatives or administrators of the Executive’s estate. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.
Miscellaneous.
9.1.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflict of laws. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located nearest to Princeton, New Jersey with respect to any controversy, dispute, or claim arising out of or relating to this Agreement. The Executive agrees to be served by the Company with judicial process via registered or certified mail.
9.2.
Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
9.3.
Mutual Intent. Both parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. Both the Executive and the Company agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.
9.4.
Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:	Richard A. Dierker at the address on file with the Company
To the Company:	René Hemsey Executive Vice President, Chief Human Resources Officer Church & Dwight Co., Inc. 500 Charles Ewing Blvd. Ewing, NJ 08628

or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

9.5.
Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.
9.6.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
9.7.
Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
9.8.
Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.
9.9.
Beneficiaries/References. The beneficiary or beneficiaries designated by the Executive to receive any compensation or benefit payable hereunder following the Executive’s death shall be those set forth from time to time by the Executive on the beneficiary designation form for the Company’s Deferred Compensation Plan. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).
9.10.
Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s termination of employment for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CHURCH & DWIGHT CO., INC.

By:
Name:
Title:

EXECUTIVE

Richard A. Dierker

EXHIBIT A

RELEASE AND WAIVER

In consideration of the payments and benefits provided for under the Amended and Restated Change in Control and Severance Agreement, which Executive acknowledges are payments and benefits to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive hereby agrees as follows:

1.
Executive hereby agrees on behalf of himself, Executive’s agents, assignees, attorneys, spouse, successors, assigns, heirs and executors, to fully and completely forever release the Company, its Board of Directors, all the Company benefit plans, all the Company benefit committees, and all of its and their respective predecessors and successors, past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers, and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or Executive’s heirs, executors, administrators, successors and/or assigns ever had, now have or may claim to have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever, whenever arising from the beginning of time up until the date of Executive’s signature on this Release (such released claims are collectively referred to herein as the “Released Claims”).
2.
Notwithstanding the generality of Section 1 above, the Released Claims include, without limitation, and only by way of example: (i) any and all claims arising from or relating to Executive’s employment with any of the Company Releasees, or the termination thereof; (ii) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the New Jersey Law Against Discrimination, N.J. Stat. § 10:5-1 et seq. (“NJLAD”), the Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq. (“CEPA”), and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise (as each such Act or law may have been amended); (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, and (iv) any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.
3.
Executive agrees that he will not institute (either individually, with others, or as part of a class), join, or otherwise accept any relief in connection with any lawsuit, in any forum, pleading, raising or asserting any Released Claims against any of the Company Releasees. If Executive breaches this promise, then Executive will reimburse each of the Company Releasees that Executive sues for its reasonable attorneys’ fees and costs incurred in defending against such Released Claims. The reimbursement provision governing attorneys’ fees and costs set forth in the immediately preceding sentence shall not apply to any claims brought under the ADEA challenging the validity of the above Release. Executive acknowledges, however, that the above Release applies to all claims he may have under the ADEA, and that, unless the Release is held to be invalid, all of his claims under the ADEA shall be extinguished.
4.
Executive is hereby advised to consult with an attorney before executing this Release. Executive represents that he has read carefully and fully understands the terms of this Release. Executive acknowledges that Executive is signing this Release voluntarily and knowingly and that Executive has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Release, other than those set forth in this Release. Executive acknowledges that Executive has been given at least [twenty-one (21)] [forty-five (45)] days to consider whether Executive wants to sign this Release.

5.
Executive acknowledges that the Age Discrimination in Employment Act gives Executive the right to revoke this Release within seven (7) days after it is signed by Executive. Executive further acknowledges and understands that Executive will not receive any payments or benefits due to Executive under the Amended and Restated Change in Control and Severance Agreement before the seven (7) day revocation period under the ADEA (the “Revocation Period”) has passed and then, only if Executive has not revoked this Release. To the extent Executive has executed this Release within less than [twenty-one (21)] [forty-five (45)] days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Release prior to the expiration of such [twenty-one (21)] [forty-five (45)] day period was entirely voluntary.

IN WITNESS WHEREOF, Executive has hereunto set his hand as of the day and year set forth below.

EXECUTIVE

Richard A. Dierker

Date: